Exhibit 99.1

Press Release

BayCom Corp Reports 2025 Third Quarter Earnings of $5.0 Million

WALNUT CREEK, CA, October 23, 2025--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank” or “UBB”), announced earnings of $5.0 million, or $0.46 per diluted common share, for the third quarter of 2025, compared to earnings of $6.4 million, or $0.58 per diluted common share, for the second quarter of 2025 and $6.0 million, or $0.54 per diluted common share, for the third quarter of 2024.

Net income for the third quarter of 2025 decreased $1.4 million, or 21.3%, compared to the second quarter of 2025.  This decrease was primarily the result of a $2.8 million increase in provision for credit losses and a $192,000 increase in noninterest expense, partially offset by a $249,000 increase in net interest income, a $736,000 increase in noninterest income, and a $621,000 decrease in provision for income taxes. Compared to the third quarter of 2024, net income decreased $1.0 million, or 16.8%, primarily as a result of a $1.7 million increase in provision for credit losses and a $496,000 decrease in noninterest income, partially offset by a $543,000 increase in net interest income, a $128,000 decrease in noninterest expense, and a $543,000 decrease in provision for income taxes.

Net income for the nine months ended September 30, 2025 decreased $421,000, or 2.4%, compared to the same period in 2024 primarily as a result of a $2.2 million increase in provision for credit losses and a $1.1 million decrease in noninterest income, partially offset by a $1.9 million increase in net interest income, a $468,000 decrease in noninterest expense, and a $468,000 decrease in provision for income taxes.

George Guarini, President and Chief Executive Officer, commented, “During the third quarter of 2025, we continued to demonstrate solid growth, supported by strong lending and deposit activity. We also took proactive steps to strengthen our balance sheet by repaying our subordinated debt and increasing our loan loss reserves. These actions resulted in certain one-time costs that reduced earnings per share for the quarter; however, we believe they position the Company for sustained earnings growth in the future.”

Looking ahead, Guarini added, "While we remain cautious given the current economic environment, we expect continued stable credit quality and improving earnings performance to further strengthen our overall financial position. We remain committed to strategic share repurchases and the payment of cash dividends, reinforcing our dedication to delivering long-term value to both our clients and shareholders.”

Third quarter Performance Highlights:

●	Annualized net interest margin was 3.72% for the current quarter, compared to 3.77% for the preceding quarter and 3.73% for the same quarter a year ago.
●	Annualized return on average assets was 0.75% for current quarter, compared to 0.98% for the preceding quarter and 0.94% for the same quarter a year ago.
●	Total assets remained steady at $2.6 billion at September 30, 2025, June 30, 2025 and September 30, 2024.
●	Loans, net of deferred fees, totaled $2.0 billion at both September 30, 2025 and June 30, 2025, and $1.9 billion at September 30, 2024.
●	Nonperforming loans totaled $13.9 million or 0.68% of total loans, at September 30, 2025, compared to $16.4 million or 0.82% of total loans, at June 30, 2025, and $9.7 million, or 0.51% of total loans, at September 30, 2024.

●	The allowance for credit losses for loans totaled $20.8 million, or 1.02% of total loans outstanding, at September 30, 2025, compared to $18.7 million, or 0.93% of total loans outstanding, at June 30, 2025, and $18.3 million, or 0.96% of total loans outstanding, at September 30, 2024.
●	A $2.9 million provision for credit losses was recorded during the current quarter, compared to a $203,000 provision for credit losses in the prior quarter and a $1.2 million provision for credit losses in the same quarter a year ago.
●	Deposits totaled $2.2 billion at both September 30, 2025 and June 30, 2025, and $2.1 billion at September 30, 2024. At September 30, 2025, noninterest-bearing deposits totaled $618.1 million, or 27.7% of total deposits, compared to $616.1 million, or 28.2% of total deposits, at June 30, 2025, and $618.3 million, or 28.9% of total deposits, at September 30, 2024.
●	The Company repurchased 33,300 shares of common stock at an average cost of $27.29 per share during the third quarter of 2025, compared to 148,450 shares of common stock repurchased at an average cost of $25.88 per share during the second quarter of 2025, and 51,240 shares of common stock repurchased at an average cost of $21.15 per share during the third quarter of 2024.
●	On August 21, 2025, the Company announced the declaration of a cash dividend on the Company’s common stock of $0.25 per share, which was paid on October 9, 2025 to shareholders of record as of September 11, 2025.
●	The Bank remained a “well-capitalized” institution for regulatory capital purposes at September 30, 2025.

Earnings

Net interest income increased $248,000, or 1.1%, to $23.4 million for the third quarter of 2025 from $23.2 million for the prior quarter, and increased $543,000, or 2.4%, from $22.9 million for the same quarter a year ago. The increase from the prior quarter was primarily driven by an increase in interest income on loans, including fees, and to a lesser extent an increase in interest income on fed funds sold and interest-bearing balances in banks. These increases were partially offset by an increase in interest expense on deposits, an increase in interest expense on subordinated debt, and a decrease in interest income on investment securities.

The increase in net interest income compared to the same quarter in 2024 primarily reflects an increase in interest income on loans. This increase was partially offset by a decrease in interest income on fed funds sold and interest-bearing balances in banks, as well as higher interest expense on subordinated debt. Average interest-earning assets increased $62.3 million, or 2.5%, compared to the second quarter of 2025, and $87.5 million, or 3.6%, compared to the third quarter of 2024.

The average yield earned (annualized) on interest earning assets for the third quarter of 2025 was 5.55%, up from 5.45% for both the second quarter of 2025 and third quarter of 2024. The increase from the prior quarter reflects higher yields on loans and interest-bearing balances in banks, partially offset by a lower yield on investments. The increase from the third quarter of 2024 reflects the repricing of adjustable-rate loans and securities to higher rates, as well as the origination of new loans at higher rates. The average rate paid (annualized) on interest-bearing liabilities increased to 2.77% for the third quarter of 2025, up from 2.54% for the prior quarter and 2.62% for the third quarter of 2024. The increase in funding costs was primarily due to the acceleration of amortization of deferred debt issuance costs related to the early redemption of subordinated debt in the current quarter and, to a lesser extent, higher rates on premium money market deposits. As interest-bearing liabilities generally have shorter durations, they tend to reprice or reset faster than interest-earning assets, contributing to higher overall interest expense and continued pressure on the net interest margin.

Interest income on loans, including fees, increased $1.3 million, or 4.5%, to $29.2 million for the three months ended September 30, 2025, from $28.0 million for the prior quarter, due to a $42.1 million increase in the average balance of loans and a 13 basis point increase in the average loan yield. Interest income on loans, including fees, increased $3.0 million, or 11.4%, for the three months ended September 30, 2025, from $26.2 million for three months ended September 30, 2024, due to a $148.3 million increase in the average balance of loans and a 23 basis point increase in the average loan yield. The average balance of loans was $2.0 billion for the third and second quarters of 2025, compared to $1.9 billion for the third quarter of 2024. The average yield on loans was 5.76% for the third quarter of 2025, compared to 5.63% for the second quarter of 2025 and 5.53% for the third quarter of 2024.

Interest income on loans included $155,000 in accretion of the net discount on acquired loans for the three months ended September 30, 2025, compared to $110,000 and $114,000 for the three months ended June 30, 2025 and September 30, 2024, respectively. Accretion of the net discount had minimal to no impact on the average yield on loans during the reported periods. The balance of the net discounts on these acquired loans totaled $146,000, $319,000, and $449,000 at September 30, 2025, June 30, 2025, and September 30, 2024, respectively. Interest income included fees related to prepayment penalties of $119,000 for the three months ended September 30, 2025, compared to $109,000 and $12,000 for the three months ended June 30, 2025 and September 30, 2024, respectively.

Interest income on investment securities decreased $91,000, or 3.8%, to $2.3 million for the three months ended September 30, 2025, compared to $2.4 million for the three months ended June 30, 2025, and decreased $78,000, or 3.3%, from $2.4 million for the three months ended September 30, 2024. The average yield on investment securities decreased three basis points to 4.65% for the three months ended September 30, 2025, compared to 4.68% for the three months ended June 30, 2025, and increased five basis points from 4.60% for the three months ended September 30, 2024. The decrease in the average yield from the prior quarter was due to paydowns and calls on higher variable-rate securities. The increase from the same quarter a year ago was due to higher market interest rates on newly purchased securities and rate resets on variable rate investment securities. The average balance of investment securities totaled $199.8 million for the three months ended September 30, 2025, compared to $206.5 million and $207.0 million for the three months ended June 30, 2025 and September 30, 2024, respectively. In addition, during the third quarter of 2025, we received $401,000 in cash dividends on our FRB and FHLB stock, compared to $392,000 in the second quarter of 2025 and $393,000 in the third quarter of 2024.

Interest income on federal funds sold and interest-bearing balances in banks increased $324,000, or 12.1%, to $3.0 million for the three months ended September 30, 2025, compared to $2.7 million for the three months ended June 30, 2025, as a result of increase in the average balance, and decreased $1.4 million, or 31.6%, from $4.4 million for the three months ended September 30, 2024, as a result of changes in the average yield and average balance. The average yield on federal funds sold and interest-bearing balances in banks increased four basis points to 4.49% for the three months ended September 30, 2025, compared to 4.45% for the three months ended June 30, 2025, and decreased 94 basis points from 5.43% for the three months ended September 30, 2024. The decrease in the average yield from the third quarter of 2024 was due to the lowering of Federal Reserve rates during 2024. The average balance of federal funds sold and interest-bearing balance in banks totaled $269.8 million for the three months ended September 30, 2025, compared to $242.8 million and $323.6 million for the three months ended June 30, 2025 and September 30, 2024, respectively.

Interest expense increased $1.2 million, or 12.1%, to $11.5 million for the three months ended September 30, 2025, compared to $10.3 million for the three months ended June 30, 2025, and increased $981,000, or 9.3%, compared to $10.6 million for the three months ended September 30, 2024. The increase from the prior quarter reflects higher average balances and funding costs on money market accounts, as well as interest expense on subordinated debt, which included $835,000 of amortized debt issuance costs recognized in connection with the Company’s redemption of all outstanding subordinated debt during the current quarter. The increase from the same quarter of 2024 was primarily due to higher deposit rates, reflecting increased market rates and competitive pricing pressures.

The average balance of deposits totaled $2.2 billion for the third quarter of 2025, consistent with both the second quarter of 2025 and the third quarter of 2024. The average cost of interest-bearing liabilities for the third quarter of 2025 was 2.77%, up from 2.54% for the second quarter of 2025 and unchanged from third quarter of 2024. The increase from the prior quarter was due to higher rates paid on money market deposits and the acceleration of the amortization of deferred debt issuance costs. Amortization of deferred debt issuance costs negatively impacted the average cost of interest-bearing liabilities by 20 basis points for the current quarter, compared to minimal impact for both the second quarter of 2025 and third quarter of 2024. Compared to the same quarter last year, the increase also reflects higher rates on money market and time deposits, competitive pricing pressures, and a shift in deposit mix from noninterest-bearing to higher-costing accounts. The average cost of deposits (including noninterest-bearing deposits) for the three months ended September 30, 2025 was 1.76%, up from 1.71% for the three months ended June 30, 2025 and 1.75% for the three months ended September 30, 2024. The average balance of noninterest-bearing deposits increased $12.5 million, or 2.1%, to $617.5 million for the three months ended September 30, 2025, compared to $604.9 million for the three months ended June 30, 2025, and increased $1.6 million, or 0.3%, compared to $615.8 million for the three months ended September 30, 2024.

Annualized net interest margin was 3.72% for the third quarter of 2025, compared to 3.77% for the second quarter of 2025 and 3.73% for the third quarter of 2024. The average yield on interest-earning assets for the third quarter of 2025 increased by 10 basis points from both the prior quarter and the third quarter of 2024. The average rate paid on interest-bearing liabilities increased 23 basis points from the second quarter of 2025 and 15 basis points compared to the third quarter of 2024. The decline in net interest margin from the prior quarter reflects higher funding costs, particularly on money market and time deposits, and the amortization of debt issuance costs, which more than offset the modest increase in asset yields. The decline in the net interest margin from the same quarter a year ago was due to the rate paid on interest-bearing liabilities rising faster than the yield on interest earning assets. For the third quarter of 2025, the average yield on loans increased to 5.76%, while the average yield on investment securities rose to 4.65%, both contributing to the year-over-year improvement in asset yields.

The Company recorded a $3.0 million provision for credit losses for the third quarter of 2025, compared to provisions of $203,000 for the second quarter of 2025 and $1.2 million for the third quarter of 2024. The increase in the current quarter provision was primarily driven by an increase in the reserve for pooled loans and replenishment of the allowance due to charge-offs. Net charge-offs totaled $833,000 in the third quarter of 2025, including an $840,000 partial charge-off of a nonaccrual commercial loan secured by a restaurant that paid off during the quarter; this loan had a $531,000 specific reserve at June 30, 2025. Net charge-offs were $13,000 in the second quarter of 2025. The increase in net charge-offs in the third quarter of 2025 was mainly due to collateral shortfalls being deemed uncollectible.

Noninterest income for the third quarter of 2025 increased $736,000, or 48.6%, to $2.2 million compared to $1.5 million for the prior quarter of 2025, and decreased $496,000, or 18.1%, compared to $2.7 million for the third quarter of 2024. The increase in noninterest income compared to the prior quarter of 2025 was primarily due to a $771,000 increase in gain on equity securities, reflecting positive fair value adjustments due to improved market conditions and a $198,000 decrease in loss on investment in Small Business Investment Company (“SBIC”) fund. These increases were partially offset by decreases of $54,000 in gain on sale of loans, $88,000 in service charges and other fees, and $113,000 in loan servicing and other fees. The decrease in noninterest income compared to the same quarter of 2024 was primarily due to a $649,000 decrease in gain on equity securities as a result of positive fair value adjustments on these securities due to changes in market conditions, a $73,000 decrease in service charges and other fees, and a $77,000 decrease in other income and fees. These decreases were partially offset by a $224,000 decrease in loss on investment in SBIC fund and a $79,000 increase in loan servicing and other fees

Noninterest expense for the third quarter of 2025 increased $192,000, or 1.2%, to $15.9 million, compared to $15.8 million for the second quarter of 2025, and decreased $128,000, or 0.8%, compared to $16.1 million for the third quarter of 2024. The increase from the prior quarter primarily reflects a $440,000 increase in salaries and employee benefits, resulting from slightly higher incentive expense and an increase in number of employees, and a $125,000 increase in data processing expense due to newly implemented services in 2025 and increased transaction volume. These increases were partially offset by a $333,000 decrease in other expense, due to lower legal and professional service costs and reduced default-related expense, as well as a $40,000 decrease in occupancy and equipment expense.

Compared to the third quarter of 2024, the increase in noninterest expense was primarily due to a $599,000 increase in salaries and wages, resulting from higher incentive expense and increased base wages, and a $65,000 increase in data processing expense. These increases were partially offset by a $726,000 decrease in other expense and a $66,000 decrease in occupancy and equipment expense. The decrease in other expense was due to lower legal and professional service costs, reduced deposit premium amortization, and lower default related expenses. In addition, $400,000 in excess funds were returned to the Bank in the current quarter from a loss reserve account previously established under the California Capital Access Program (CalCAP), which supports small business lending by requiring contributions to a reserve fund that covers potential loan losses. These funds were no longer needed due to strong loan performance. No unused CalCAP funds were returned in the same quarter a year ago.

The provision for income taxes decreased $621,000, or 26.4%, to $1.7 million for the third quarter of 2025, compared to $2.4 million for the second quarter of 2025 and decreased $543,000, or 23.9%, from $2.3 million for the third quarter of

2024. The effective tax rate for the third quarter of 2025 was 25.7%, compared to 27.0% for the prior quarter of 2025 and 27.4% for the third quarter of 2024. The decrease in the effective tax rate from the prior quarter primarily reflects year-end true-ups recorded in the second quarter of 2025, while the decline compared to the third quarter of 2024 was largely driven by higher low-income housing tax credits.

Loans and Credit Quality

Loans, net of deferred fees, totaled $2.0 billion at September 30, 2025 and June 30, 2025, and $1.9 billion at September 30, 2024. Loans increased $42.1 million from June 30, 2025, and $130.2 million from September 30, 2024. The increase in loans from June 30, 2025 was primarily due to $110.0 million of new loan originations and $4.0 million of loan purchases, partially offset by $71.8 million of loan repayments. There were no loan sales during the current quarter.

Nonperforming loans, consisting of non-accrual loans and accruing loans 90 days or more past due, totaled $13.9 million, or 0.68% of total loans, at September 30, 2025, compared to $16.4 million, or 0.82% of total loans, at June 30, 2025, and $9.7 million, or 0.51% of total loans, at September 30, 2024. The decrease in nonperforming loans from the prior quarter-end was primarily due to a $2.5 million decrease in loans 90 days or most past due, that were still accruing and in the process of collection, payoffs of five non-accrual loans totaling $3.9 million, and one $3.2 million non-accrual loan returned to accrual status as the loan is current and in the process of collection. These changes were partially offset by four new commercial real estate loans totaling $7.0 million being placed on non-accrual during the current quarter. The four commercial real estate loans placed on non-accrual are secured by various types of real estate, and management believes collateral coverage remains sufficient.

By portfolio segment, the majority of nonperforming loans remain concentrated in the commercial real estate portfolio, while consumer and other commercial loans continue to exhibit low levels of delinquencies. The allowance for credit losses continues to provide coverage for nonperforming loans, and the provision for credit losses recorded during the quarter reflects both the replenishment of the allowance and anticipated potential losses.

The portion of nonaccrual loans guaranteed by government agencies totaled $947,000 at September 30, 2025, compared to $610,000 at June 30, 2025, and $2.0 million at September 30, 2024. As of September 30, 2025, there were two loans totaling $395,000 90 days or more past due, that were still accruing and in the process of collection. This compares to three such loans totaling $2.9 million at June 30, 2025, and no such loans at September 30, 2024. Accruing loans past due between 30 and 89 days at September 30, 2025, totaled $6.9 million, compared to $9.2 million at June 30, 2025 and $4.5 million at September 30, 2024. The $2.3 million decrease in accruing loans past due between 30-89 days at September 30, 2025, as compared to June 30, 2025, was primarily due to one SBA commercial real estate loan for $4.8 million which was 30-89 days past due at June 30, 2025, and is now current, partially offset by one new commercial real estate loan for $2.3 million which was past due at September 30, 2025.

At September 30, 2025, the Company’s allowance for credit losses for loans was $20.8 million, or 1.02% of total loans, compared to $18.7 million, or 0.93% of total loans, at June 30, 2025 and $18.3 million, or 0.96% of total loans, at September 30, 2024. We recorded net charge-offs of $833,000 for the third quarter of 2025, compared to net charge-offs of $13,000 in the prior quarter of 2025 and net charge-offs of $1.5 million in the third quarter of 2024. The increase in the allowance for loan losses at September 30, 2025, as compared to June 30, 2025, was primarily attributable to an increase of $2.1 million in the reserve for pooled loans and an $18,000 increase in specific reserves on individually evaluated loans.

During the third quarter of 2025, the increase in the allowance for credit losses on pooled loans primarily reflected higher quantitative reserves resulting from the Company’s annual update to its CECL model methodology. The update incorporated more recent economic data and revised segment-specific peer group comparisons, which together contributed to a higher modeled reserve level. To a lesser extent, the increase also reflected a higher forecasted national unemployment rate, a weaker outlook for national gross domestic product, and loan growth during the quarter. There were no changes in the risk levels of the qualitative factors.

As of September 30, 2025, acquired loans, net of their discount, totaled $134.1 million, with a remaining net discount on these loans of $146,000, compared to $141.7 million of acquired loans with a remaining net discount of $319,000 at June 30, 2025, and $176.7 million of acquired loans with a remaining net discount of $449,000 at September 30, 2024. The change in the net discount from June 30, 2025, was due to payoff activity during the current quarter. The net discount includes a credit discount based on estimated losses on the acquired loans, partially offset by a premium, if any, based on market interest rates on the date of acquisition.

Deposits and Borrowings

Deposits increased $41.4 million, or 1.9%, to $2.2 billion at September 30, 2025, compared to $2.2 billion at June 30, 2025, and increased $91.6 million, or 4.3%, compared to $2.1 billion at September 30, 2024. The increase in deposits compared to prior quarter was due to organic growth. In addition, during 2025, the overall deposit mix shifted, in part, due to interest-rate sensitive clients moving a portion of their non-operating deposit balances from lower costing deposits, including noninterest-bearing deposits, into higher costing money market accounts and time deposits. At September 30, 2025, noninterest-bearing deposits totaled $618.1 million, or 27.7% of total deposits, compared to $616.1 million, or 28.2% of total deposits, at June 30, 2025, and $618.3 million, or 28.9% of total deposits, at September 30, 2024.

We consider our deposit base to be seasoned, stable and well-diversified, and we do not have any significant industry concentrations among our non-insured deposits. We also offer an insured cash sweep (ICS) product that allows customers to insure deposits above FDIC insurance limits. At September 30, 2025 and June 30, 2025, our average deposit account size (excluding public funds), calculated by dividing period-end deposits by the population of accounts with balances, was approximately $62,000 and $61,000, respectively.

The Bank has an approved secured borrowing facility with the FHLB of San Francisco for up to 25% of total assets for a term not to exceed five years under a blanket lien of certain types of loans, with no FHLB advances outstanding at September 30, 2025, June 30, 2025 or September 30, 2024. The Bank has Federal Funds lines with four corresponding banks with an aggregate available commitment on these lines of $65.0 million at September 30, 2025. The Bank has approved discount window advances with the FRB of San Francisco secured by certain loan types. There were no amounts outstanding under these lines or borrowing facilities at September 30, 2025, June 30, 2025 or September 30, 2024.

At September 30, 2025 and June 30, 2025, the Company had outstanding junior subordinated deferrable interest debentures, net of fair value adjustments, assumed in connection with prior acquisitions totaling $8.7 million, compared to $8.6 million at September 30, 2024. During the current quarter, the Company redeemed all of the Company’s outstanding subordinated debt. At September 30, 2025, the Company had no outstanding subordinated debt, compared to $63.8 million and $63.7 million, net of issuance costs, at June 30, 2025 and September 30, 2024, respectively.

At September 30, 2025, June 30, 2025 and September 30, 2024, the Company had no other borrowings outstanding.

Shareholders’ Equity

Shareholders’ equity totaled $334.3 million at September 30, 2025, compared to $330.6 million at June 30, 2025, and $321.7 million at September 30, 2024. The $3.7 million increase in shareholders’ equity from June 30, 2025, was primarily the result of net income of $5.0 million and $2.2 million in other comprehensive income, net of taxes, related mainly to changes in the unrealized gain on available-for-sale securities. These increases were partially offset by $909,000 in common stock repurchases and $2.7 million in accrued cash dividends payable during the quarter. At September 30, 2025, a total of 231,555 shares remained available for repurchase under the Company’s current stock repurchase plan.

The $12.6 million increase in shareholders’ equity from September 30, 2024, was primarily attributable to growth in retained earnings, reflecting higher earnings over the trailing twelve months. This was partially offset by a $274,000 increase in other comprehensive income, net of taxes, a $1.0 million decrease in net income for the three months ended September 30, 2025, compared to the same period in the prior year, and a $1.6 million increase in cash dividends payable over the comparable periods.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and their affiliates in

California, Washington, New Mexico, Colorado and Nevada. The Bank is an Equal Housing Lender and a member of FDIC. The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions that are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to: adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, ongoing or renewed recessionary pressures, political instability or uncertainty, and rising government debt levels; changes in the interest rate environment, including increases and decreases in the Federal Reserve benchmark rate and the duration at which such interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and monetary and fiscal responses thereto, and their impact on consumer and business behavior; fiscal policy disputes or disruptions, including the effects of any federal government shutdown or delays in budget approvals; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; review of the Company’s accounting, accounting policies and internal control over financial reporting; future acquisitions by the Company of other depository institutions or lines of business; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; increased competitive pressures, including repricing and competitors’ pricing initiatives, and their impact on our market position, loan, and deposit products; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or attacks; environmental, social and governance goals; legislation or regulatory changes, including but not limited to shifts in capital requirements, banking regulations, tax laws, or consumer protection laws; the ability to adapt to rapid technological changes, including advancements in artificial intelligence, digital banking, and cybersecurity; the potential for new or increased tariffs, trade restrictions or geopolitical tensions that could affect economic activity or specific industry sectors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission (“SEC”), which are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024

Interest income
Loans, including fees	$29,220	$27,962	$26,232	$84,331	$76,503
Investment securities	2,315	2,406	2,393	7,175	6,530
Fed funds sold and interest-bearing balances in banks	3,017	2,693	4,414	8,359	13,348
FHLB dividends	253	248	243	750	762
FRB dividends	145	144	144	434	433
Total interest and dividend income	34,950	33,453	33,426	101,049	97,576
Interest expense
Deposits	9,777	9,209	9,448	27,669	26,677
Subordinated debt	1,571	892	892	3,354	2,676
Junior subordinated debt	193	192	221	577	656
Total interest expense	11,541	10,293	10,561	31,600	30,009
Net interest income	23,409	23,160	22,865	69,449	67,567
Provision for credit losses	2,973	203	1,245	3,818	1,668
Net interest income after provision for credit losses	20,436	22,957	21,620	65,631	65,899
Noninterest income
Gain on sale of loans	—	54	—	251	287
Gain on equity securities	771	7	1,420	523	1,672
Service charges and other fees	825	913	898	2,683	2,471
Loan servicing fees and other fees	403	516	324	1,308	1,157
Loss on investment in SBIC fund	(29)	(227)	(253)	(365)	(212)
Other income and fees	278	250	356	801	915
Total noninterest income	2,248	1,513	2,745	5,201	6,290
Noninterest expense
Salaries and employee benefits	10,168	9,728	9,569	29,831	29,247
Occupancy and equipment	2,143	2,183	2,209	6,462	6,496
Data processing	2,038	1,913	1,973	5,804	5,376
Other expense	1,597	1,930	2,323	5,592	7,038
Total noninterest expense	15,946	15,754	16,074	47,689	48,157
Income before provision for income taxes	6,738	8,716	8,291	23,143	24,032
Provision for income taxes	1,731	2,352	2,274	6,070	6,538
Net income	$5,007	$6,364	$6,017	$17,073	$17,494

Net income per common share:
Basic	$0.46	$0.58	$0.54	$1.55	$1.55
Diluted	0.46	0.58	0.54	1.55	1.55

Weighted average shares used to compute net income per common share:
Basic	10,929,779	11,002,967	11,148,482	11,022,179	11,308,901
Diluted	10,929,779	11,002,967	11,148,482	11,022,179	11,308,901

Comprehensive income
Net income	$5,007	$6,364	$6,017	$17,073	$17,494
Other comprehensive income:
Change in unrealized gain on available-for-sale securities	3,296	1,105	3,414	7,328	4,820
Deferred tax expense	(1,136)	(316)	(980)	(2,284)	(1,396)
Other comprehensive income, net of tax	2,160	789	2,434	5,044	3,424
Comprehensive income	$7,167	$7,153	$8,451	$22,117	$20,918

BAYCOM CORP

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(Dollars in thousands)

	September 30,	June 30,	September 30,
	2025	2025	2024

Assets
Cash and due from banks	$21,731	$21,764	$25,666
Federal funds sold and interest-bearing balances in banks	206,715	269,860	275,618
Cash and cash equivalents	228,446	291,624	301,284
Time deposits in banks	—	—	498
Investment securities available-for-sale ("AFS"), at fair value, net of allowance for credit losses of $0 at September 30, 2025, June 30, 2025 and September 30, 2024	187,774	184,682	193,762
Equity securities, at fair value	13,307	12,872	14,329
Federal Home Loan Bank ("FHLB") stock, at par	11,524	11,524	11,313
Federal Reserve Bank ("FRB") stock, at par	9,657	9,653	9,640
Loans held for sale	421	—	2,252
Loans, net of deferred fees	2,042,337	2,000,249	1,912,105
Allowance for credit losses for loans	(20,800)	(18,700)	(18,310)
Premises and equipment, net	13,577	13,686	13,777
Core deposit intangible	1,945	2,187	2,999
Cash surrender value of bank owned life insurance policies, net	24,162	23,968	23,409
Right-of-use assets	13,476	13,084	12,709
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	39,123	38,712	43,735
Total Assets	$2,603,787	$2,622,379	$2,562,340

Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	$618,055	$616,096	$618,296
Interest-bearing deposits
Transaction accounts and savings	643,908	645,092	690,810
Premium money market	398,876	368,611	337,500
Time deposits	567,213	556,835	489,835
Total deposits	2,228,052	2,186,634	2,136,441
Junior subordinated deferrable interest debentures, net	8,706	8,686	8,625
Subordinated debt, net	—	63,821	63,694
Salary continuation plans	4,991	4,860	4,697
Lease liabilities	14,494	14,120	13,660
Interest payable and other liabilities	13,275	13,696	13,542
Total Liabilities	2,269,518	2,291,817	2,240,659

Shareholders’ Equity
Common stock, no par value	166,920	167,656	172,470
Accumulated other comprehensive loss, net of tax	(7,962)	(10,122)	(11,168)
Retained earnings	175,311	173,028	160,379
Total Shareholders’ Equity	334,269	330,562	321,681
Total Liabilities and Shareholders’ Equity	$2,603,787	$2,622,379	$2,562,340

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Selected Financial Ratios and Other Data:	2025	2025	2024	2025	2024

Performance Ratios:
Return on average assets (1)	0.75%	0.98%	0.94%	0.86%	0.91%
Return on average equity (1)	5.99	7.69	7.54	6.80	7.36
Yield earned on average interest-earning assets (1)	5.55	5.45	5.45	5.47	5.37
Rate paid on average interest-bearing liabilities (1)	2.77	2.54	2.62	2.59	2.52
Interest rate spread - average during the period (1)	2.78	2.91	2.83	2.88	2.85
Net interest margin (1)	3.72	3.77	3.73	3.76	3.72
Loan to deposit ratio	91.66	91.48	89.50	91.66	89.50
Efficiency ratio (2)	62.15	63.85	62.76	63.88	65.20
Charge-offs, net	$833	$13	$1,545	$948	$4,993

Per Share Data:
Shares outstanding at end of period	10,916,792	10,941,232	11,130,372	10,916,792	11,130,372
Average diluted shares outstanding	10,929,779	11,002,967	11,148,482	11,022,179	11,308,901
Diluted earnings per share	$0.46	$0.58	$0.54	$1.55	$1.55
Book value per share	30.62	30.21	28.90	30.62	28.90
Tangible book value per share (3)	26.88	26.46	25.14	26.88	25.14

Asset Quality Data:
Nonperforming assets to total assets (4)	0.53%	0.62%	0.38%
Nonperforming loans to total loans (5)	0.68%	0.82%	0.51%
Allowance for credit losses on loans to nonperforming loans (5)	149.94%	114.15%	188.64%
Allowance for credit losses on loans to total loans	1.02%	0.93%	0.96%
Classified assets (graded substandard and doubtful)	$54,084	$46,825	$31,010
Total accruing loans 30‑89 days past due	2,382	6,960	4,491
Total loans 90 days past due and still accruing	395	2,911	—

Capital Ratios:
Tier 1 leverage ratio — Bank (6)	10.88%	14.03%	13.23%
Common equity tier 1 capital ratio — Bank (6)	13.54%	17.35%	16.81%
Tier 1 capital ratio — Bank (6)	13.54%	17.35%	16.81%
Total capital ratio — Bank (6)	14.56%	18.28%	17.76%
Equity to total assets — end of period	12.84%	12.61%	12.55%
Tangible equity to tangible assets — end of period (3)	11.45%	11.22%	11.10%

Loans:
Real estate	$1,848,140	$1,801,115	$1,725,309
Non-real estate	179,920	184,719	176,456
Nonaccrual loans	13,477	13,471	9,707
Mark to fair value at acquisition	146	319	449
Total Loans	2,041,683	1,999,624	1,911,921
Net deferred fees on loans	654	625	184
Loans, net of deferred fees	$2,042,337	$2,000,249	$1,912,105

Other Data:
Number of full-service offices	34	34	35
Number of full-time equivalent employees	334	331	336

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(6)	Regulatory capital ratios are for United Business Bank only.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains tangible book value per share and tangible equity to tangible assets, both of which are non-GAAP financial measures. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. Tangible equity and tangible common shareholders’ equity exclude intangible assets from shareholders’ equity, and tangible assets exclude intangible assets from total assets. For these financial measures, the Company’s intangible assets are goodwill and core deposit intangibles. The Company believes that these measures are consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios, and presents these measures to facilitate comparison of the quality and composition of the Company’s capital over time in comparison to its peers. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below:

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	September 30,	June 30,	September 30,
	2025	2025	2024

Tangible Book Value:
Total equity and common shareholders’ equity (GAAP)	$334,269	$330,562	$321,681
less: Goodwill and other intangibles	40,783	41,025	41,837
Tangible equity and common shareholders’ equity (Non-GAAP)	$293,486	$289,537	$279,844

Total assets (GAAP)	$2,603,787	$2,622,379	$2,562,340
less: Goodwill and other intangibles	40,783	41,025	41,837
Total tangible assets (Non-GAAP)	$2,563,004	$2,581,354	$2,520,503

Equity to total assets (GAAP)	12.84%	0.13%	12.55%
Tangible equity to tangible assets (Non-GAAP)	11.45%	0.11%	11.10%
Book value per share (GAAP)	$30.62	$30.21	$28.90
Tangible book value per share (Non-GAAP)	$26.88	$26.46	$25.14

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp